Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-194926 on Form S-3ASR and  Registration Statements Nos. 333-159129, 333-192029, 333-195772, and 333-211028 on Form S-8 of our reports dated February 21, 2017, relating to the consolidated financial statements and financial statement schedules of McDermott International, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of McDermott International, Inc. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 21, 2017